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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-73018

                  PRICING SUPPLEMENT NO. 1 DATED JUNE 14, 2002

    This pricing supplement accompanies and supplements the prospectus, dated
        November 14, 2001, as supplemented by the prospectus supplement, dated June 14, 2002.


         The purchase price of your shares will be $24.25 per share, not the $25.00 per share described in the prospectus. The liquidation preference of your shares will remain $25.00 per share and the dividend rate on your shares will be calculated against a value of $25.00 per share, the same as is described in the prospectus.